SHAREHOLDER'S AGREEMENT

     THIS AGREEMENT, made and entered into this 17th day of December, 1988 (the "Agreement"), by and among The Coca-Cola Company, a Delaware corporation (the "Company") and J. Frank Harrison, J. Frank Harrison, III and any other person related to or affiliated with J. Frank Harrison who has executed this Agreement or otherwise agreed to be bound hereby (the latter persons being hereinafter referred to individually as a "Harrison" or "Shareholder" and collectively as the "Harrisons" or the "Shareholders");

     WHEREAS, the Company and the Harrisons are substantial holders of the Common Stock and Class B Common Stock of Coca-Cola Bottling Co. Consolidated ("Consolidated");

     WHEREAS, the Harrisons have provided management and leadership of Consolidated for many years and the Company desires to encourage them to continue in their ownership of the Common Stock and the Class B Common Stock of Consolidated and to continue to provide that leadership Consolidated;

     WHEREAS, the Company desires to receive and the Harrisons wish to give assurances against the transfer of their controlling shares to an unknown purchaser; and

     WHEREAS, the Harrisons are willing to commit to restrictions on their ability to transfer their Common Stock and Class B Common Stock of Consolidated in exchange for the commitment of the Company to assure them that if they continue to hold their stock for at least an additional five years that they will have an assured value of their stock at that time in the form of an obligation of the Company to purchase all of the Harrisons' Common Stock and Class B Common Stock at the option of the Harrisons at that time;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Harrisons and the Company hereby agree as follows:

     Section 1. Harrisons Continued Involvement. Subject to the right and obligation of the Board of Directors of Consolidated to elect and supervise management and subject to maintaining satisfactory employment and other contractual arrangements, J. Frank Harrison and J. Frank Harrison, III hereby express their commitment to remain actively involved and interested On the management and operations of Consolidated during the term of this Agreement.

          Section 2. Certain Terms. For purposes of this Agreement, certain terms are defined as follows:

     (a) "Shares" shall mean any shares of the $1.00 par value per share Common Stock of Consolidated and the $1.00 par value per share Class B Common Stock of Consolidated or any other class of stock of Consolidated hereafter authorized and issued, whether now owned or hereafter acquired by the Harrisons or any of them, in any manner whatsoever, all of which shall be duly and timely legended in accordance with Section 9 herein.

     (b) "Initial Shares" shall mean the Shares specified on Schedule A hereto which are owned by the Harrisons on the date of this Agreement and made subject hereto, namely 712,796 shares of Common Stock and 1,048,524 shares of Class B Common Stock.

     (c) "Adjusted Initial Shares" shall mean the Initial Shares and the Additional Shares, in each case as incremented, adjusted or converted pursuant to any stock split, stock dividend, recapitalization, reorganization or the like.

     (d) "Additional Shares" shall mean the shares of Consolidated's Common Stock or Class B Common Stock, if any, issued to either J. Frank Harrison or J. Frank Harrison, III by Consolidated after the date hereof; provided that the total number of Additional Shares shall in no event exceed ten percent (10%) of the number of Initial Shares as of the date hereof (as such number of shares may be appropriately adjusted in the manner contemplated in the preceding paragraph
(c)).

     (e) "Offered Shares" shall mean any Shares offered pursuant to Section 4(a) hereof.

     (f) "Put Shares" shall mean all of the Adjusted Initial Shares owned by the Harrisons and their Permitted Transferees which the Harrisons have elected to put to the Company pursuant to a Put Notice delivered to KO as provided in
Section 7 hereof.

     (g) "Permitted Transferee" of any Shareholder shall mean such Shareholder's spouse, lineal descendants, adopted children, any spouse of any such lineal descendant or adopted child, any trust created and existing solely for the benefit of any such person and any organization described in Section 501(c)(3) of the Internal Revenue Code, if such organization is exempt from tax under
Section 501(a) of such Code, any executor of such Shareholder's estate, or any beneficiary of any trust which is a Shareholder; provided that no person or organization shall be a Permitted Transferee unless he, she or it consents in writing to be treated as a Harrison and be bound by all of their obligations hereunder.

     (h) "Sell" and "Sale" shall mean the making of any sale, exchange, gift, bequest, devise, assignment, transfer, pledge, hypothecation or other disposition or creation of a security interest of any kind in any of the Shares.

     (i) "Selling Shareholder" shall mean one of the Harrisons or a Permitted Transferee who desires to sell Shares, as provided in Section 4 hereof.

     Section 3. Restrictions on Transfer. During the term of this Agreement, no Shareholder shall Sell any of the Shares to any person except a Permitted
Transferee without first offering to sell such Shares to the Company in accordance with Section 4, except that this restriction shall not apply to a pledge which complies with Section 5 hereof. Any Shares sold to a Permitted Transferee shall remain subject to the restrictions provided in this Agreement in the same manner and to the same extent as if such Permitted Transferee were a Shareholder and a party to this Agreement, and such Permitted Transferee shall, by the acceptance of such Shares, become bound hereby; provided, however, that no Sale to a Permitted Transferee shall be consummated until a written consent of the proposed Permitted Transferee to be so bound has been delivered to the Company.

     Section 4. First Offer to the Company.

     (a) If, at any time, the Harrisons, or any of them, or any Permitted Transferee, shall have received a bona fide written offer to purchase all or any part of the Shares owned by such person and desires to accept such offer (the "Bona Fide Offer") on the terms and conditions specified therein, then the person desiring to sell Shares (the "Selling Shareholder") shall give written notice (the "Offer Notice") to the Company of the desire to sell such Shares under the terms and conditions of the Bona Fide Offer and shall first offer to sell such Shares (the "Offered Shares") to the Company on the same terms and conditions. The Offer Notice shall fully describe all of the terms and conditions of the proposed sale, including the name and address of the purchaser, the number of shares to be sold, the consideration to be received in exchange therefor and any other related terms and conditions and shall include a true copy of the Bona Fide Offer. In the event that the Bona Fide Offer contemplates any consideration other than cash, then the Selling Shareholder shall state in the Offer Notice his good faith belief as to the fair market value of the consideration. The Company shall have thirty (30} days after delivery of the Offer Notice to accept such offer and to thereby agree to purchase all, but not less than all, of the Offered Share upon the terms and conditions specified in the Offer Notice; provided, however, that if the specified consideration is not cash and the Company does not agree with the Selling Shareholder's good faith determination of the fair market value of the consideration, then the Company may require that the fair market value of such non-cash consideration (and the resultant purchase price for the Offered Shares) be determined by a mutually agreed upon investment banking firm.

     (b) In the event the Selling Shareholder's offer made pursuant to Section 4(a) hereof is accepted by the Company, the purchase of the Offered Share shall be closed as soon as practicable after the acceptance of such offer. At the closing, the Selling Shareholder shall deliver to the Company share certificates representing all of the Offered Shares, duly endorsed in blank for transfer, or with duly executed blank stock powers attached and with signatures guaranteed by a national bank in either case, and shall further deliver such other instruments as may be necessary or desirable in the reasonable opinion of counsel for the Company to effect the transfer of the Offered Shares to the Company. The Company shall pay the purchase price for such shares in the manner and upon the terms provided in the Offer Notice or, at the option of the Company, in cash.

     (c) If the Company does not accept the offer of the Selling Shareholder made pursuant to Section 4(a) hereof, the Selling Shareholder shall be free to sell the Offered Shares; provided, however, that (i) the sale by the Selling Shareholder pursuant to this Section 4(G} shall be made at the same price and on other terms and conditions not materially different from the terms and conditions specified in the Offer Notice, and (ii) such sale shall be consummated within thirty (30) days after the expiration date of the time in which the Company could have accepted the Selling Shareholder's offer or, if longer, within ten (10) days after receipt of any required regulatory approvals. After the expiration of such fifteen or ten day period, any of the Offered Shares not sold by the Selling Shareholder shall again become subject to all of the provisions of this Agreement as though the offer under Section 4(a) hereof had not been made.

     Section 5. Bona Fide Pledges Permitted. Any Harrison or Permitted Transferee desiring to effect a bona fide pledge of any of his Shares to secure an obligation of such Shareholder shall have the right to effect such pledge, but only if prior to effecting such pledge such Shareholder delivers to the Company the written agreement of the pledges (i) agreeing that such pledges shall not sell any of such Shares upon exercise of his rights as pledges thereof without complying with the provisions of Section 4 hereof in the same manner and to the same extent as if such pledges were a Shareholder and a party to this Agreement,

(ii) acknowledging that such Shares in such pledgee's hands are subject to the options contained in Sections 4, 6 and 7 hereof and (iii) such pledgee's agreement to comply with all other provisions hereof, together with such further assurances with respect to the agreement of much pledges as counsel to the Company shall reasonably request.

     Section 6. Company Option Upon Unauthorized Transfer. In the event any Shareholder, Permitted Transferee or pledgee Sells any of the Shares owned by him or pledged to him otherwise than in strict accordance with the terms of
Section 3, 4 and 5 hereof, then, in addition to the right to any other remedies hereunder, including an injunction against an unauthorized transfer, the Company shall have the option to purchase such Shares from the transferee (or any subsequent holder) to whom such Shares have been sold for an amount in cash equal to eighty-five percent (85%) of the fair market value of the consideration paid by such transferee for such Shares. The Company may exercise the purchase option provided in this Section 6 by giving notice thereof to the transferee of such Shares at any time within ninety (90) days after the Company receives actual notice of such sale, and the purchase of such Shares from such transferee shall be closed within fifteen (15) days after the delivery of such notice. At such closing the Company shall pay the purchase price against delivery of certificates representing the Shares so purchased, duly endorsed in blank for transfer, or with duly executed blank stock powers attached, and with signature guaranteed by a national bank in either case, and accompanied by such further instruments as may be necessary or desirable in the opinion of counsel for the Company to effect the transfer of such Shares. Acceptance by any purchaser, assignee, transferee, donee, pledgee or other party of any of the Shares held by any Shareholder, Permitted Transferee, pledgee or their unauthorized transferee shall evidence conclusively the consent of such party to all of the terms and provisions hereof.

     Section 7. Harrisons Right to Cause the Purchase of Their Shares be the Company.

     (a) If at any time after the fifth anniversary of the date of this Agreement and prior to the tenth anniversary thereof (the "Exercise Period"), the Harrisons desire to cause the Company to purchase all or part of the Adjusted Initial Shares then owned by them (including Shares held by any Permitted Transferee or pledgee), they may give to the Company a notice in writing (the "Put Notice") demanding that the Company purchase all of their Adjusted Initial Shares (or the portion thereof specified in the Put Notice). If the Harrisons elect to put less than all of their Adjusted Initial Shares pursuant to any single Put Notice, the number of shares put to KO pursuant thereto shall not be less than 100,000 Shares (as such number of shares may be adjusted in the manner contemplated in Section 2(c) hereinabove). During the Exercise Period, the Harrisons may continue to deliver Put Notices until KO has acquired all of the Adjusted Initial Shares owned by them; provided that no more than one (1) Put Notice may be delivered within any twelve month period.

     (b) (i) Upon exercise of the right granted in paragraph (a) above, the purchase price for all of the 1,761,320 Initial Shares shall be Seventy-Five Million Dollars ($75,000,000) (the "Initial Purchase Price") or $42.5817 per Share (assuming no stock Split or other occurrence requiring an adjustment as contemplated in Section 2(c) or distribution requiring an adjustment under paragraph (iii) below).

          (ii) If the Shares have been adjusted by virtue of an event contemplated in Section 2(c), then the purchase price per share shall be determined by dividing Seventy-Five Million Dollars by the number of Initial Shares, as so adjusted.

          (iii) The Initial Purchase Price, as otherwise adjusted, shall be appropriately reduced if there has occurred any extraordinary cash or property distribution other than normal quarterly dividends in light of Consolidated's results of operations.

          (iv) The total purchase price payment to the Harrisons for their Initial Shares (as adjusted) and any Additional Shares included in the Put Notice will be the purchase price per Share determined under paragraphs
     (i), (ii), and (iii) above times the number of Put Shares.

     (c) The closing of the purchase of the Put Shares pursuant to this Section 7 shall take place as promptly as practicable at a time and place specified by the Company.

     (d) At the closing, the Harrisons shall deliver the certificates evidencing the Put Shares free and clear of any lien or encumbrance and such certificates shall be duly endorsed in blank or accompanied by duly executed stock powers with signatures guaranteed by a national bank in either case, and accompanied by such further instruments as may be necessary or desirable in the reasonable opinion of counsel for the Company to effect the transfer of such Put Shares. Acceptance by any purchaser, assignee, transferee, donee, pledgee or other party of any of the Shares held by any Shareholder, Permitted Transferee or pledgee shall evidence conclusively the consent of such party to all the terms and provisions hereof.

     (e) The consideration for the Put Shares shall be immediately available funds paid by wire transfer to a bank account or accounts designated by the Harrisons.

     (f) Each of the Harrisons and their Permitted Transferees and pledgees hereby irrevocably appoints J. Frank Harrison, III and if J. Frank Harrison, III is unable for any reason to act then J. Frank Harrison, as his true and lawful agent and attorney-in-fact for the purpose of determining and with absolute discretion to determine if a Put Notice should be given under this Section 7, for the giving of such notice and with respect to all other matters related to the transfer of Put Shares pursuant to such notice and the receipt of consideration therefor; and the Company may rely absolutely on any action taken by such attorney-in-fact in connection herewith as being the action of each of the Harrisons and each Permitted Transferee and pledgee.

     Section 8. Merger or Sale of Assets. In the event that any offer is made which, if consummated, would result in a change in control of Consolidated, or the sale of all or substantially all of the assets of Consolidated, and the Harrisons or the Permitted Transferees, as shareholders, intend to vote their Shares in favor of such transaction, then the Harrisons will immediately provide the Company with the Offer Notice described in Section 4 and thereby offer their Shares to the Company on the terms and conditions contemplated in Section 4. In the event such transaction constitutes a sale of assets of Consolidated, the price deemed offered for the Shares shall be the product of (i) the percentage of the Harrisons' (or Permitted Transferees') ownership of the total number of outstanding shares of Consolidated Common Stock and Class B Common Stock, and
(ii) the purchase price paid for such assets, net of any anticipated tax liabilities and other out-of-pocket costs to be incurred by Consolidated as a consequence of such transaction.

     Section 9. Stock Legend. Simultaneously with the execution hereof, each Shareholder shall present the certificates evidencing his Shares so that the following legend may be placed thereon in conspicuous type:

          "Any transfer (including a pledge) of the shares of stock represented by this certificate is restricted by the terms of a Shareholder's Agreement dated December ___, 1988 by and among The Coca-Cola Company and J. Frank Harrison and certain of the other shareholders of Coca-Cola Bottling Co. Consolidated, which includes terms and options binding on Transferees and Pledgees, a copy of which is on file at the offices of Consolidated."

     Section 10. Amendment of Voting Agreement and Irrevocable Proxy. The last sentence of paragraph 7(d) of the Voting Agreement dated May 7, 1987 among the Company and J. Frank Harrison and J. Frank Harrison, III is hereby amended to provide that the Coca-Cola Bottling Co. Consolidated Irrevocable Proxy of even date therewith will terminate at such time as (i) J. Frank Harrison or executors or trustees under his will and/or J. Frank Harrison, III do not collectively own all of the 712,796 shares of Class B Common Stock currently owned by J. Frank Harrison, or (ii) the trust which are parties hereto collectively hold less than 50% of the shares of Class B Common Stock held by them, in the aggregate, as of the date hereof.

     Section 11. Remedies.

     (a) The parties recognize and acknowledge that it is impossible to measure in money the damages which would result to a party hereto by reason of a failure of any of the parties to perform any of the obligations imposed upon them under this Agreement. Therefore, if any party hereto should institute an action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any action or proceeding the claim or defense that such a remedy at law exists.

     (b) This Agreement constitutes a separate agreement independently supported by good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, and this Agreement shall be interpreted, construed, and enforced separate and apart from other agreements between or among the parties hereto. Any claim or cause of action of any party hereto against any other party hereto arising under any other agreement between or among the parties hereto or out of any state of facts shall not constitute a defense to the enforcement of the covenants, options and agreements contained in this Agreement.

     Section 12. Assignment by Company. The Company shall have the right at any time and from time to time to assign to any subsidiary of the Company any or all rights, options or other benefits to which it is entitled hereunder, but it shall remain responsible for the performance of its obligation hereunder.

     Section 13. Term of Agreement. The term of this agreement shall be ten (10) years, unless sooner terminated upon the purchase by the Company of all of the Shares owned by the Harrisons, their Permitted Transferees and pledgees.

     Section 14. Notice and Miscellaneous.

     (a) Any notice, offer, acceptance of any offer, or other communication provided for or required by this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, or when deposited in the United States Mail, registered mail, return receipt requested, postage prepaid, properly addressed to the person to whom such notice or other communication is intended to be given, at the following address:

          if to J. Frank Harrison or
          J. Frank Harrison, III


               J. Frank Harrison
               c/o Coca-Cola Bottling Co. Consolidated
               1900 Rexford Road
               Charlotte, North Carolina 28211

               J. Frank Harrison, III
               c/o Coca-Cola Bottling Co. Consolidated
               1900 Rexford Road
               Charlotte, North Carolina 28211

          with a copy to:

               John W. Murrey, III, Esg.
               Witt, Gaither & Whitaker
               1100 American National Bank Bldg.
               Chattanooga, Tennessee 37402-2608

          if to The Coca-Cola Company

               The Coca-Cola Company
               One Coca-Cola Plaza, N.W.
               Atlanta, Georgia 30313
               Attention: Chief Financial Officer

          with a copy to:

               The Coca-Cola Company
               One Coca-Cola Plaza, N.W.
               Atlanta, Georgia 30313
               Attention: General Counsel

          or at such other address for a party as shall have been specified by like notice.

     (b) The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     (c) No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and signed by all of the parties hereto.

     (d) This  Agreement  shall inure to the benefit of and be binding  upon the
parties   hereto  and  their   respective   heirs,   personal   representatives,
transferees, successors and assigns.

     (e) For the convenience of the parties hereto, any maker of counterparts hereof may be executed, and each ouch counterpart shall be deemed to be an original instrument.

     (f) This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware. Titles of the sections herein have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions hereof.

     (g) This Agreement is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement of the terms hereof notwithstanding any representations or statements to the contrary heretofore made.

     IN WITNESS WHEREOF, the parties hereto have executed and sealed this Agreement, effective as of the date first above written.

                                                THE COCA-COLA COMPANY

                                                By: /s/ David L. Kennedy
                                                    --------------------

[SEAL]

ATTEST:
/s/ Carol C. Hayes
---------------------


Witness as to                                        Shareholders:
each Shareholder:

/s/ Dottie Heard                            /s/ J. Frank Harrison
---------------------                       ----------------------------- (SEAL)
                                            J. Frank Harrison


/s/ Sheila C. Beasley                       /s/ J. Frank Harrison, III
---------------------                       ----------------------------- (SEAL)
                                            J. Frank Harrison, III


/s/ Sheila C. Beasley                       /s/ J. Frank Harrison, III
---------------------                       ----------------------------- (SEAL)
                                            J. Frank Harrison, III


/s/ Dottie Heard                            /s/ Reid M. Henson
---------------------                       ----------------------------- (SEAL)
                                            Reid M. Henson, Trustees U/A
                                            Anne L. Carter dated 12/22/66
                                            F/b/o J. Frank Harrison III


/s/ Sheila C. Beasley                       /s/ J. Frank Harrison, III
---------------------                       ----------------------------- (SEAL)
                                            J. Frank Harrison, III

/s/ Dottie Heard                            /s/ Reid M. Henson
---------------------                       ----------------------------- (SEAL)
                                            Reid M. Henson, Trustees U/A
                                            Anne L. Carter dated 12/22/66
                                            F/b/o J. Frank Harrison III

/s/ Sheila C. Beasley                       /s/ J. Frank Harrison, III
---------------------                       ----------------------------- (SEAL)
                                            J. Frank Harrison, III

/s/ Dottie Heard                            /s/ Reid M. Henson
---------------------                       ----------------------------- (SEAL)
                                            Reid M. Henson, Trustees U/A
                                            Anne L. Carter dated 12/22/66
                                            F/b/o J. Frank Harrison III

/s/ Sheila C. Beasley                       /s/ J. Frank Harrison, III
---------------------                       ----------------------------- (SEAL)
                                            J. Frank Harrison, III

/s/ Dottie Heard                            /s/ Reid M. Henson
---------------------                       ----------------------------- (SEAL)
                                            Reid M. Henson, Trustees U/A
                                            Anne L. Carter dated 12/22/66
                                            F/b/o J. Frank Harrison III

                                   SCHEDULE A


                                 Number of                  Number of Shares
                                 Shares of Common           of Class B Common
Shareholder                      Stock Owned                  Stock Owned
-----------                      ----------------           -----------------

J. Frank Harrison                712,796                      712,796
                                 ----------------           -----------------

J. Frank Harrison, III               (none included in Initial Shares)

J. Frank Harrison, III                                        33,314
and Reid M. Henson,              ----------------           -----------------
Trustees U/A Anne L.
Carter dated 12/29/66
f/b/o J. Frank Harrison,
III

J. Frank Harrison, III                                        33,314
and Reid M. Henson,              ----------------           -----------------
Trustees U/A Anne L.
Carter dated 12/29/66
f/b/o Deborah Harrison

J. Frank Harrison, III                                        235,786
and Reid M. Henson,              ----------------           -----------------
Trustees U/A Anne L.
Carter dated 2/2/67
f/b/o J. Frank Harrison

J. Frank Harrison, III                                        33,314
and Reid M. Henson,              ----------------           -----------------
Trustees U/A J. Frank
Harrison f/b/o Harrison
Family dated 10/13/88